

Eureka
Knightsville
Dividend
Big
Knight
Tintic
Creek
Mammoth
Great Eastern
Kingsley Mine
Dragon Mine
Silver City
Silver Pass
Hollow
Ruby
Treasure Hill
Laclede
Gulch
Tanner
Eureka
RR
OLD
GRADE
Little Ridge
Rock
Canyon
Diamond
Divide
Sioux Pass
Burriston
Powerline